MEDIA CONTACT:	ANALYSTS CONTACT:
Pat D. Hemlepp	Bette Jo Rozsa
Director, Corporate Media Relations	Managing Director, Investor Relations
614/716-1620	614/716-2840

FOR IMMEDIATE RELEASE

AEP MANAGEMENT TO RECOMMEND 9.5 PERCENT DIVIDEND INCREASE,
SETS CAPITAL BUDGET AND ONGOING EARNINGS GUIDANCE FOR 2011

COLUMBUS, Ohio, Oct. 19, 2010 – American Electric Power’s (NYSE: AEP) management will recommend the board of directors increase the quarterly dividend by 9.5 percent, to $0.46 from $0.42 per share, AEP’s management will tell financial analysts today during a meeting in New York.
The company is expected to tell analysts that, to fund growth, the 2011 capital budget will be increased by approximately $150 million to $2.6 billion; the 2012 capital budget is expected to be $2.9 billion. To reduce risk, the company has voluntarily pre-funded $500 million into the pension plan in 2010 with an additional $150 million planned for 2011. The company also is expected to announce it has established an ongoing earnings guidance range for 2011 of between $3.00 and $3.20 per share. In its third-quarter earnings announcement this morning AEP revised its ongoing earnings guidance range for 2010 to between $2.95 and $3.05 per share, which is the midpoint of the previously announced range.
AEP, in presentations during today’s meeting, will provide an update for investors on its operating companies, generation portfolio and transmission opportunities with a focus on efficient allocation of capital. The company is expected to tell analysts that the economic outlook in states served by the company remains difficult but is showing improvement. Management presenters will tell analysts that AEP’s balance sheet is strong, with a stable credit outlook for AEP and its subsidiaries, and a capital spending plan supported by cash flows.
The meeting, which begins at 8:10 a.m. EDT, will be webcast live at http://www.aep.com/go/webcasts.
American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation’s largest generators of electricity, owning nearly 38,000 megawatts of generating capacity in the U.S. AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s transmission system directly or indirectly serves about 10 percent of the electricity demand in the Eastern Interconnection, the interconnected transmission system that covers 38 eastern and central U.S. states and eastern Canada, and approximately 11 percent of the electricity demand in ERCOT, the transmission system that covers much of Texas. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP’s headquarters are in Columbus, Ohio.
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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters; availability of generating capacity and the performance of AEP’s generating plants; AEP’s ability to recover regulatory assets and stranded costs in connection with deregulation; AEP’s ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; AEP’s ability to build or acquire generating capacity (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs (including the costs of projects that are canceled) through applicable rate cases or competitive rates; new legislation, litigation and government regulation, including requirements for reduced emissions of sulfur dioxide, nitrogen oxides, mercury, carbon, soot or particulate matter and other substances; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance); resolution of litigation (including disputes arising from the bankruptcy of Enron Corp. and related matters); AEP’s ability to constrain operation and maintenance costs; the economic climate and growth or contraction in AEP’s service territory and changes in market demand and demographic patterns; inflationary and interest rate trends; volatility in the financial markets, particularly developments affecting the availability of capital on reasonable terms and developments impacting AEP’s ability to refinance existing debt at attractive rates; AEP’s ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading markets; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, coal, nuclear fuel and other energy-related commodities; changes in utility regulation, including the implementation of the recently passed utility law in Ohio and the allocation of costs within regional transmission organizations; accounting pronouncements periodically issued by accounting standard-setting bodies; the impact of volatility in the capital markets on the value of the investments held by AEP’s pension, other postretirement benefit plans and nuclear decommissioning trust and the impact on future funding requirements; prices for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.